Exhibit 3.1

ARTICLES OF AMENDMENT
TO THE
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
ONITY GROUP INC.
ARTICLES OF DESIGNATION, PREFERENCES, AND RIGHTS OF
SERIES B PERPETUAL PREFERRED STOCK

Pursuant to Sections 607.0602 and 607.1006

of the Florida Business Corporation Act

Onity Group Inc., a Florida corporation (the “Company”), certifies that pursuant to the authority contained in its Amended and Restated Articles of Incorporation (the “Articles of Incorporation”), and in accordance with the provisions of Sections 607.0602 and 607.1006 of the Florida Business Corporation Act, the Board of Directors of the Company (the “Board”) by unanimous written consent duly approved and adopted the following resolution, which resolution remains in full force and effect on the date hereof (these “Articles of Designation”):

RESOLVED, that pursuant to the authority vested in the Board by the Articles of Incorporation, the Board does hereby designate, create, authorize and provide for the issuance of a series of preferred stock having a par value of $0.01 per share, which shall be designated as Series B Perpetual Preferred Stock, consisting of two million four hundred thousand (2,400,000) shares having the following voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions:

1. Designation; Number of Shares; Certificated Shares; Book-Entry.

(a) The series of preferred stock shall be designated as “Series B Perpetual Preferred Stock”, with a par value of $0.01 per share (the “Series B Preferred Stock”), and the number of shares so authorized and designated shall be two million four hundred thousand (2,400,000). At all times the Company will have sufficient shares authorized and will take all actions necessary to authorize additional shares if required, in each case, to meet its obligations hereunder.

(b) The shares of Series B Preferred Stock may be issued in the form of one or more definitive shares in fully registered form represented by certificates in substantially the form attached hereto as Exhibit I, with such changes thereto as any authorized officer of the Company, such approval shall be evidenced by his or her signature thereto (the “Series B Preferred Stock Certificate”). Each Series B Preferred Stock Certificate shall reflect the number of shares of Series B Preferred Stock represented thereby, and may have notations, legends, or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend, or endorsement is in a form acceptable to the Company). Each Series B Preferred Stock Certificate shall be registered in the name or names of the person or persons specified by the Company in a written instrument to the registrar and transfer agent for the Series B Preferred Stock (the “Registrar”). Alternatively, the shares of Series B Preferred Stock may be issued without certificates in book-entry form whereby the owner of record of any and all shares of Series B Preferred Stock shall be set forth in the security register for the Series B Preferred Stock maintained by the Registrar.

(c) The shares of Series B Preferred Stock may be issued in the form of one or more fully registered global certificates (“Global Preferred Shares”) issued to The Depository Trust Company (“DTC”) (and its successors and assigns or with such other depositary of the Company’s choosing that is a “clearing Company” within the meaning of the New York Uniform Commercial Code and a clearing agency under Section 17A of the Exchange Act (the “Securities Depository”)) and registered in the name of the Securities Depository or its nominee (which initially shall be Cede & Co, as nominee of DTC), duly executed by the Company and authenticated by the Registrar, and deposited with the Registrar, as custodian for DTC (or such other custodian as the Securities Depository may direct). Upon any shares of Series B Preferred Stock being represented by Global Preferred Shares registered in the name of the Securities Depository or its nominee, no beneficial holder of shares of Series B Preferred Stock will be entitled to receive a certificate evidencing such shares unless otherwise required by law or the Securities Depository gives notice to the Company of its intention to resign or is no longer eligible to act as Securities Depository and the Company has not selected a substitute Securities Depository within 60 days thereafter. The number of shares of Series B Preferred Stock represented by Global Preferred Shares may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Securities Depository as hereinafter provided. Members of, or participants in, the Securities Depository (“Agent Members”) shall have no rights under these terms of the Series B Preferred Stock with respect to any Global Preferred Shares held on their behalf by the Securities Depository or by the Registrar as the custodian of the Securities Depository or under such Global Preferred Shares, and the Securities Depository may be treated by the Company, the Registrar and any agent of the Company or the Registrar as the absolute owner of such Global Preferred Shares for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Registrar or any agent of the Company or the Registrar from giving effect to any written certification, proxy or other authorization furnished by the Securities Depository or impair, as between the Securities Depository and its Agent Members, the operation of customary practices of the Securities Depository governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Shares.

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2. Liquidation Preference. The holders of Series B Preferred Stock shall be entitled, in the event of any liquidation, dissolution or winding up of the Company’s affairs, whether voluntary or involuntary, to receive the liquidation preference of $25.00 per share of Series B Preferred Stock (the “Liquidation Preference”) in cash plus an amount equal to accumulated and unpaid dividends thereon to the date fixed for payment of such amount (whether or not declared), and no more, before any distribution will be made to the holders of the Common Stock or any other Junior Securities. A consolidation or merger of the Company with or into any other entity, individually or in a series of transactions, will not be deemed a liquidation, dissolution or winding up of the Company’s affairs for this purpose. Written notice of the effective date of any such liquidation, dissolution or winding up of the Company, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not fewer than 10 nor more than 60 days prior to the payment date stated therein, to each record holder of shares of Series B Preferred Stock at the address of such holder as the same shall appear on the stock transfer records of the Company. In the event that the Company’s assets available for distribution to holders of the Series B Preferred Stock and any other Parity Securities are insufficient to permit payment of all required amounts, the Company’s assets then remaining shall be distributed among the Series B Preferred Stock and any Parity Securities, as applicable, ratably on the basis of their relative aggregate liquidation preferences. After payment of all required amounts to the holders of the outstanding Series B Preferred Stock and other Parity Securities, the Company’s remaining assets and funds shall be distributed among the holders of the Common Stock and any other Junior Securities then outstanding according to their respective rights.

3. Ranking. The Series B Preferred Stock shall, with respect to payment of dividends, redemption and distributions upon the liquidation, winding-up and dissolution of the Company, rank (i) senior to all classes of Common Stock of the Company and to each other class of capital stock or series of preferred stock established after the date hereof by the Board, the terms of which do not expressly provide that it ranks senior to or on a parity with the Series B Preferred Stock as to dividends, redemptions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to with the Common Stock of the Company as “Junior Securities”); (ii) on a parity with any additional shares of Series B Preferred Stock issued by the Company in the future (subject to compliance with Section 7) and any other class of capital stock or series of preferred stock issued by the Company, the terms of which expressly provide that such class or series will rank on a parity with the Series B Preferred Stock as to dividends, redemptions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to as “Parity Securities”); and (iii) junior to each class of capital stock or series of preferred stock issued by the Company (subject to compliance with Section 7), the terms of which expressly provide that such class or series will rank senior to the Series B Preferred Stock as to dividends, redemptions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to as “Senior Securities”). For the avoidance of doubt, a security shall not be deemed a Parity Security unless the dividend is payable in kind when the dividend of the Series B Preferred Stock is paid in kind, and a security shall not be deemed not to be a Parity Security solely because the dividend on such security has a coupon equal to or greater than the Series B Preferred Stock.

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4. Dividends.

(a) Dividends. Holders of the Series B Preferred Stock are entitled to receive, when, as and if declared by the Board or an authorized committee thereof, out of funds legally available for the payment of dividends, cash dividends accruing at the Dividend Rate (as defined below) on the Liquidation Preference of the Series B Preferred Stock, payable quarterly in arrears on the 15th day of each March, June, September and December, commencing on December 15, 2024 (each such date, a “Dividend Payment Date”). The “Dividend Rate” shall mean (i) for the period from and including the original date of issuance of the Series B Preferred Stock (the “Issue Date”) to, but excluding, September 15, 2029, an annual rate of 7.875% and (ii) commencing on September 15, 2029 and on each annual anniversary thereof, the Dividend Rate shall automatically increase by 2.50% per annum; provided, however, the Dividend Rate shall not exceed 15.0% per annum (the “Dividend Cap”). The period from and including the Issue Date or any Dividend Payment Date to but excluding the next Dividend Payment Date is a “Dividend Period.” Dividends will accrue in each such Dividend Period from and including the preceding Dividend Payment Date or the Issue Date, as the case may be, to, but excluding, the applicable Dividend Payment Date for such Dividend Period. Any accrued dividends not declared and paid on any Dividend Payment Date will accrue dividends at the Dividend Rate. If any Dividend Payment Date is not a Business Day, then the dividend which would otherwise have been payable on such Dividend Payment Date will be paid on the next succeeding Business Day, and no additional dividends or other sums will accrue on the amount so payable for the period from and after such Dividend Payment Date to that next succeeding Business Day. “Business Day” means any day on which The New York Stock Exchange is open for trading and which is not a Saturday, a Sunday or other day on which banks in New York City are authorized or required by law to close. The amount of dividends payable in respect of each Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends on the Series B Preferred Stock, if declared, will be payable on each Dividend Payment Date to holders of record as they appear in the Company’s stock records for the Series B Preferred Stock at the close of business, New York City time, on the applicable record date, which is the first day of the month in which the applicable Dividend Payment Date occurs (March 1, June 1, September 1 or December 1, as applicable), except that in the case of payments of dividends in arrears, the record date with respect to a Dividend Payment Date will be such date as may be designated by the Board, provided that such record date may not be retroactive. Except as otherwise provided herein, if at any time the Company pays dividends in part and not in full, then such payment shall be distributed ratably among the holders of Series B Preferred Stock based upon the number of shares of Series B Preferred Stock held by each such holder on such Dividend Payment Date, as applicable. So long as shares of Series B Preferred Stock are held of record by the nominee of the Securities Depository, declared dividends will be paid to the Securities Depository in same-day funds on each Dividend Payment Date. The Securities Depository will credit accounts of its participants in accordance with the Securities Depository’s normal procedures. The participants will be responsible for holding or disbursing such payments to beneficial owners of shares of Series B Preferred Stock in accordance with the instructions of such beneficial owners.

(b) Limiting Documents. No dividends on the Series B Preferred Stock shall be authorized by the Board or paid or set apart for payment by the Company at any time when the payment thereof would be unlawful under the applicable provisions of the laws of the State of Florida, or when the terms and provisions of any agreement of the Company, including any agreement relating to the Company’s indebtedness (the “Limiting Documents”), prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the Limiting Documents or a default under the Limiting Documents, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law. Notwithstanding the foregoing, dividends on the Series B Preferred Stock shall accrue during any period of time in which the restrictions referred to in this Section 4(b) prohibit the payment of dividends, regardless of whether (i) the Company has earnings, (ii) there are funds legally available for the payment of such dividends or (iii) such dividends are authorized or declared.

(c) Dividends on Junior Securities or Parity Securities. No dividend may be declared or paid or set apart for payment on any Junior Securities (other than a dividend payable solely in shares of Junior Securities) unless full cumulative dividends have been or contemporaneously are being paid or provided for on all outstanding shares of Series B Preferred Stock and any Parity Securities through the most recent respective dividend payment dates. In addition, in the event that any dividends on the Series B Preferred Stock and any Parity Securities are in arrears, the Company may not repurchase, redeem or otherwise acquire, in whole or in part, any Series B Preferred Stock or Parity Securities except pursuant to a purchase or exchange offer made on the same terms to all holders of Series B Preferred Stock and any Parity Securities. The shares of Common Stock of the Company and any other Junior Securities may not be redeemed, repurchased or otherwise acquired unless there are no dividends on the Series B Preferred Stock and any Parity Securities in arrears.

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(d) Payment of Accrued and Unpaid Dividends. Accumulated dividends in arrears for any past Dividend Period may be declared by the Board and paid on any date fixed by the Board, whether or not a Dividend Payment Date, to holders of the Series B Preferred Stock on the record date for such payment, which may not be more than 60 days, nor less than 15 days, before such payment date. Subject to the next succeeding sentence, if all accumulated dividends in arrears on all outstanding Series B Preferred Stock and any Parity Securities have not been declared and paid, or sufficient funds for the payment thereof have not been set apart, payment of accumulated dividends in arrears will be made in order of their respective Dividend Payment Dates, commencing with the earliest. If less than all dividends payable with respect to all Series B Preferred Stock and any Parity Securities are paid, any partial payment will be made pro rata with respect to the Series B Preferred Stock and any Parity Securities entitled to a dividend payment at such time in proportion to the aggregate amounts remaining due in respect of such shares at such time. Holders of the Series B Preferred Stock will not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends. Except insofar as dividends accrue on the amount of any accumulated and unpaid dividends as described under Section 4(a), no interest or sum of money in lieu of interest will be payable in respect of any dividend payment which may be in arrears on the Series B Preferred Stock.

5. Redemption.

(a) Optional Redemption. On and after September 15, 2028, the Company may, at its option, upon not less than fifteen (15) days’ nor more than sixty (60) days’ written notice, redeem the shares of Series B Preferred Stock, in whole or in part, for cash at a redemption price equal to the Liquidation Preference of the shares of Series B Preferred Stock to be redeemed, plus an amount equal to all accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption. The Company may undertake multiple redemptions.

(b) Redemption Procedures.

(i) Notice of redemption will be mailed at least fifteen (15) days but not more than sixty (60) days before the scheduled redemption date to each holder of record of Series B Preferred Stock at the address shown on the share transfer books of the Company maintained by the Registrar. Each notice shall state: (A) the redemption date; (B) the number of shares of Series B Preferred Stock to be redeemed and, if less than all outstanding shares of Series B Preferred Stock are to be redeemed, the number (and the identification) of shares to be redeemed from such holder; (C) the redemption price of the Liquidation Preference of the shares of Series B Preferred Stock to be redeemed, plus all accrued and unpaid dividends thereon to, but excluding, the date of redemption; (D) the place where the Series B Preferred Stock Certificates, if any, representing the shares of Series B Preferred Stock to be redeemed are to be presented and surrendered for payment of the redemption price therefor; and (E) that dividends on the shares of Series B Preferred Stock to be redeemed will cease to accrue from and after such redemption date. If fewer than all of the outstanding Series B Preferred Stock are to be redeemed, the number of shares to be redeemed will be determined by the Company, and such shares will be redeemed by pro rata or by lot as determined by the Registrar, of if the shares are held of record by the nominee of the Securities Depository, such method of selection as the Securities Depository shall determine, with adjustments to avoid redemption of fractional shares. So long as any shares of Series B Preferred Stock are held of record by the nominee of the Securities Depository, the Company will give notice, or cause notice to be given, to the Securities Depository of the number of shares of Series B Preferred Stock so held to be redeemed, and the Securities Depository will determine the number of shares of Series B Preferred Stock to be redeemed from the account of each of its participants holding such shares in its participant account. Thereafter, each participant will select the number of shares to be redeemed from each beneficial owner for whom it acts (including the participant, to the extent it holds shares of Series B Preferred Stock for its own account). A participant may determine to redeem shares of Series B Preferred Stock from some beneficial owners (including the participant itself) without redeeming shares of Series B Preferred Stock from the accounts of other beneficial owners.

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(ii) So long as shares of Series B Preferred Stock are held of record by the nominee of the Securities Depository, the redemption price will be paid by the paying agent for the Series B Preferred Stock (the “Paying Agent”) to the Securities Depository on the redemption date. The normal procedures of DTC, as the initial Securities Depository, provide for it to distribute the amount of the redemption price in same-day funds to its participants who, in turn, are expected to distribute such funds to the persons for whom they are acting as agent.

(iii) If the Company gives or causes to be given a notice of redemption, then the Company shall deposit with the Paying Agent funds sufficient to redeem the shares of Series B Preferred Stock as to which notice has been given by the close of business, New York City time, no later than the Business Day immediately preceding the date fixed for redemption, and shall give the Paying Agent irrevocable instructions and authority to pay the redemption price to the holder or holders thereof upon surrender or deemed surrender (which will occur automatically if the certificate representing such shares is issued in the name of the Securities Depository or its nominee) of the certificates therefor. If notice of redemption shall have been given, unless the Company defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the notice, then from and after the date fixed for redemption, all dividends on such shares will cease to accumulate and all rights of holders of such shares as the Company’s shareholders will cease, except the right to receive the redemption price, including an amount equal to accrued and unpaid dividends through the date fixed for redemption, whether or not declared. The Company shall be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the redemption price of the shares to be redeemed), and the holders of any shares so redeemed will have no claim to any such interest income. Any funds deposited with the Paying Agent hereunder by the Company for any reason, including, but not limited to, redemption of Series B Preferred Stock, that remain unclaimed or unpaid after two years after the applicable redemption date or other payment date, shall be, to the extent permitted by law, repaid to the Company upon its written request, after which repayment the holders of the Series B Preferred Stock entitled to such redemption or other payment shall have recourse only to the Company.

(iv) If only a portion of the Series B Preferred Stock represented by a certificate has been called for redemption, upon surrender of the certificate to the Paying Agent (which will occur automatically if the certificate representing such shares is issued in the name of the Securities Depository or its nominee), the Paying Agent shall issue to the holder of such shares a new certificate (or adjust the applicable book-entry account) representing the number of Series B Preferred Stock represented by the surrendered certificate that have not been called for redemption.

(v) Notwithstanding any notice of redemption, there shall be no redemption of any Series B Preferred Stock called for redemption until funds sufficient to pay the full redemption price of such shares, including all accrued and unpaid dividends to the date of redemption, whether or not declared, have been deposited by the Company with the Paying Agent.

6. Mandatory Offer to Purchase Upon a Change of Control.

(a) Change of Control Repurchase Right. Upon the occurrence of a Change of Control, each holder of a share of Series B Preferred Stock shall have the right to require that the Company or the acquiring or surviving entity, as applicable, purchase all or a portion of such holder’s shares of Series B Preferred Stock pursuant to the offer described below (the “Change of Control Offer”) at a purchase price equal to 100.0% of the Liquidation Preference plus all accrued and unpaid dividends thereon to, but excluding, the date of purchase (subject to the rights of holders of shares of Series B Preferred Stock on the relevant regular record date to receive dividends that have been declared by the Board on the applicable Dividend Payment Date is on or prior to the applicable date of repurchase).

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(b) Change of Control Procedures.

(i) Within 30 days following the date upon which a Change of Control occurs, the Company or the acquiring or surviving entity, as applicable, shall send a notice to each holder of shares of Series B Preferred Stock, with a copy to the Registrar, which notice shall govern the terms of the Change of Control Offer. Such notice shall state the following information:

(1) that a Change of Control Offer is being made pursuant to this Section 6 and that all shares of Series B Preferred Stock properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(2) the purchase price (the “Change of Control Payment”);

(3) the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”);

(4) that any shares of Series B Preferred Stock not tendered or accepted for payment will remain outstanding and continue to accrue dividends;

(5) that unless the Company or the acquiring or surviving entity, as applicable, defaults in the payment of the Change of Control Payment, all shares of Series B Preferred Stock accepted for payment pursuant to the Change of Control Offer shall cease to accrue dividend after the Change of Control Payment Date;

(6) that Holders electing to have their shares of Series B Preferred Stock purchased pursuant to a Change of Control Offer shall be required to surrender such shares to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date;

(7) that Holders shall be entitled to withdraw their tendered shares of Series B Preferred Stock and their election to require the Company or the acquiring or surviving entity, as applicable, to purchase such shares of Series B Preferred Stock; provided that the Paying Agent receives, not later than the close of business on the last day of the offer period, a facsimile transmission or letter, setting forth the name of the holder of the shares of Series B Preferred Stock, the number of shares of Series B Preferred Stock tendered for purchase, and a statement that such holder is withdrawing its tendered shares of Series B Preferred Stock and its election to have such shares purchased; and

(8) any other reasonable and necessary instructions, as determined by the Company or the acquiring or surviving entity, as applicable, in good faith, consistent with this Section 6, that a holder of shares of Series B Preferred Stock must follow.

(c) The Company shall not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 6 applicable to a Change of Control Offer made by the Company and purchases all shares of Series B Preferred Stock properly tendered and not withdrawn under the Change of Control Offer, or (ii) an unconditional and irrevocable notice of redemption as to all outstanding shares of Series B Preferred Stock has been given pursuant to Sections 5, unless and until there is a default in payment of the applicable redemption price.

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(d) Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control conditioned upon such Change of Control if at the time of making of the Change of Control Offer a definitive agreement is in place with respect to such Change of Control.

(e) The Company or the acquiring or surviving entity, as applicable, shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of shares of Series B Preferred Stock pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with this Section 6, the Company or the acquiring or surviving entity, as applicable, shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 6 by virtue thereof.

7. Voting Rights.

(a) The shares of Series B Preferred Stock shall have no voting rights, except as provided in this Section 7 and as otherwise provided by the applicable provisions of the laws of the State of Florida.

(b) Prior to the Series B Preferred Stock being listed on the New York Stock Exchange, in the event that dividends payable on the Series B Preferred Stock are in arrears for six or more quarterly periods, whether consecutive or otherwise, the holders of the Series B Preferred Stock shall have the right to appoint, until such dividends are made current, one individual (the “Board Observer”) to attend as a nonvoting observer all meetings of the Company’s Board and each committee thereof, except for any portion of a meeting of the Board that intends to consider, or any committee formed intends to consider, a transaction between the Company and the holders of the Series B Preferred Stock, any of their Affiliates or any holder that is Affiliated with the Board Observer or an Affiliate of any holder that is Affiliated with the Board Observer, and provided that the Board Observer is subject to a customary non-disclosure agreement. The Company shall provide the Board Observer with (i) notice of all meetings of the Board (and committees thereof) and (ii) all information delivered to the members of such Board (or committees thereof) prior to such meetings, and all other materials, including proposed written consent actions, otherwise provided to the Board, at the same time such notice and information is delivered to the members of the Board. Notwithstanding the above, the Company has the right to withhold any information from the Board Observer and to exclude the Board Observer from any meeting or portion thereof of the Board or committees thereof if access to such information or attendance at such meeting would, based on the advice of counsel (including the Company’s in-house counsel):

(i)	result in the loss of attorney-client privilege between the Company and its counsel;

(ii)	cause the Board to breach its duties to the Company and its stockholders; or

(iii)	result in a direct conflict between interests of the Company, on the one hand, and those of the Board Observer or its Affiliates, on the other hand.

The Company will use its reasonable efforts to ensure that any withholding of information or any restriction on attendance is limited only to the extent necessary set forth in the preceding sentence. Notwithstanding anything in the foregoing to the contrary, the Company shall be entitled to take actions and establish procedures to the extent reasonably required to restrict the access of the Board Observer to any restricted national security data of the Company or of any other Person whose national security data is in the possession or control of the Company. The Board Observer shall not have any authority to bind the Company.

(c) From and after the date that the Series B Preferred Stock is listed on the New York Stock Exchange, in the event that dividends payable on the Series B Preferred Stock are in arrears for six or more quarterly periods, whether consecutive or otherwise, the holders of the Series B Preferred Stock shall have the right to appoint, but not be required to appoint, two (2) directors (each a “Series B Director” and together, the “Series B Directors”) to the Company’s Board. A Series B Director may serve as a member of any committee of the Board, if duly appointed thereto by the Board, provided, that notwithstanding anything to the contrary herein, membership on any such committee will be dependent upon such director meeting the qualifications, and if applicable, independence criteria deemed necessary to comply with any Listing Requirements of the New York Stock Exchange. A Series B Director may attend all meetings of the Company’s Board and each committee of which a Series B Director is a member. The Series B Directors shall be elected by a plurality of the votes cast by the holders of the outstanding shares of Series B Preferred Stock when they have the voting rights set forth in this Section 7(c) in the election to serve until the next annual meeting of stockholders and until their successors are duly elected and qualify or until such directors’ right to hold the office terminates as described below, whichever occurs earlier. The right of such holders of Series B Preferred Stock to elect Series B Directors shall continue until such time as there are no accumulated and unpaid dividends in arrears on the Series B Preferred Stock, at which time such right shall terminate, subject to revesting in the event of each and every subsequent failure to pay six quarterly dividends as described above. Upon any termination of the right of the holders of the Series B Preferred Stock to vote as a class for such directors, the term of office of the Series B Directors then in office shall terminate immediately. Each Series B Director shall each be entitled to one vote on any matter before the Board.

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(d) Any Series B Director may be removed at any time, by the affirmative vote of, and shall not be removed otherwise than by the affirmative vote of, a majority of the votes entitled to be cast by the holders of record of the outstanding shares of Series B Preferred Stock when they have the voting rights set forth in Section 7(c). So long as the right of holders of Series B Preferred Stock to elect Series B Directors shall continue, any vacancy in the office of a Series B Director may be filled by written consent of the Series B Director remaining in office, or if none remains in office, by a plurality of the votes cast by the holders of the outstanding shares of Series B Preferred Stock when they have the voting rights set forth in Section 7(c).

(e) So long as any shares of Series B Preferred Stock are outstanding, the Company shall not, either directly or indirectly, by amendment, merger, reorganization, reclassification, recapitalization, conversion, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Articles of Incorporation) the applicable affirmative vote or consent set forth below, given in person or by proxy, either in writing by consent or by resolution adopted at an annual or special meeting and any act or transaction entered into without such vote or consent shall be void ab initio and of no force and effect:

(i) except as otherwise provided in clauses (ii) and (iii) of this Section 7(e), unless the Company has received the affirmative vote or consent of the holders of at least two-thirds of the shares of Series B Preferred Stock and any Parity Stock then outstanding, voting together as a single class, the Company may not amend or otherwise alter these Articles of Designation, the Articles of Incorporation or the bylaws of the Company in any manner that would adversely affect the rights, privileges or preferences of the holders of Series B Preferred Stock and the Parity Securities; provided that if any such amendment or alternation shall materially affect the rights, privileges or preferences of the Series B Preferred Stock only or materially affect the rights, privileges or preferences of the Series B Preferred Stock disproportionately in comparison to those of any Parity Securities, then such amendment or alternation shall also require the affirmative vote or consent of the holders of at least two-thirds of the shares of Series B Preferred Stock then outstanding voting as a class; for the avoidance of doubt, an amendment to the Articles of Incorporation to authorize or create a new series of Parity Securities shall not be deemed to adversely affect the rights, privileges or preferences of the holders of Series B Preferred Stock or any other series of Parity Securities;

(ii) unless the Company has received the affirmative vote or consent of holders of at least a majority of the shares of Series B Preferred Stock then outstanding, voting as a class, the Company may not increase the number of authorized shares of Series B Preferred Stock set forth in Section 1 hereof; or

(iii) unless (i) the Company has received the affirmative vote or consent of holders of at least two-thirds of the shares of Series B Preferred Stock then outstanding, voting as a class, or (ii) the Company has issued an irrevocable notice of redemption to redeem all outstanding shares of Series B Preferred Stock, the Company may not authorize or create (by way of reclassification or otherwise) any Senior Securities or any obligation or security convertible or exchangeable into or evidencing the right to purchase, shares of any class or series of Senior Securities.

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(f) On any matter described above in which the holders of the Series B Preferred Stock are entitled to vote as a class, such holders will be entitled to one vote per share and in the case where the holders of Series B Preferred Stock are entitled to vote with the holders of any Parity Securities as a single class, the holders of Series B Preferred Stock and any Parity Securities shall be entitled to one vote per $25.00 of liquidation preference at any meeting at which the applicable quorum with respect to such voting group has been met or as part of a written consent of shareholders with respect to which such voting group is entitled to participate pursuant to the applicable provisions of the laws of the State of Florida.

8. Information Rights. During any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series B Preferred Stock are outstanding, the Company shall either post on its website or provide to any holder of shares of Series B Preferred Stock or any prospective purchaser of shares of Series B Preferred Stock, in each case, upon written request to the Company, (i) within 90 days after the end of the Company’s fiscal year, a copy of the Company’s audited annual consolidated financial statements for the most recently ended fiscal year, together with a description of the Company’s business and a “Management Discussion and Analysis of Results of Operations and Financial Condition” consistent with the disclosure for such sections in the Company’s annual report on Form 10-K when it was subject to Section 13 or 15(d) of the Exchange Act and (ii) within 60 days after the end of each of the first three fiscal quarters of the Company, a copy of the Company’s unaudited quarterly consolidated financial statements for the most recently ended fiscal quarter, together with a brief description of the Company’s business and a “Management Discussion and Analysis of Results of Operations and Financial Condition” consistent with the disclosure for such sections in the Company’s quarterly reports on Form 10-Q when it was subject to Section 13 or 15(d) of the Exchange Act.

9. Transfer Restrictions. Unless the shares of Series B Preferred Stock have been registered for resale under the Securities Act or are not deemed to be “restricted securities” under the Securities Act, the shares of Series B Preferred Stock may only be transferred to (i) the Company or any of its subsidiaries or (ii) a person that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and in a transaction exempt from the registration requirements under the Securities Act and in accordance with all applicable state securities laws and the securities laws of any other applicable jurisdiction. In connection with any transfer of shares, the Company shall be entitled to receive information and documentation as the Company may reasonably request (including an opinion of counsel reasonably satisfactory to the Company at the expense of the transferring holder) to confirm that such transfer does not require registration under the Securities Act and such other applicable securities laws.

10. Exclusion of Other Rights. Except as may otherwise be required by law, the shares of Series B Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in these Articles of Designation (as such resolution may be amended from time to time) and in the Articles of Incorporation. The shares of Series B Preferred Stock shall have no preemptive or subscription rights.

11. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

12. Severability of Provisions. If any voting powers, preferences and relative, participating, optional and other special rights of the Series B Preferred Stock and qualifications, limitations and restrictions thereof set forth in these Articles of Designation (as may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series B Preferred Stock and qualifications, limitations and restrictions thereof set forth in these Articles of Designation (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional or other special rights of Series B Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect and no voting powers, preferences and relative, participating, optional or other special rights of Series B Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Series B Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

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13. Re-issuance of Series B Preferred Stock. Shares of Series B Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of the State of Florida) have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series and may be designated or re-designated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company, provided that any issuance of such shares as Series B Preferred Stock must be in compliance with the terms hereof.

14. Mutilated or Missing Series B Preferred Stock Certificates. If physical certificates are issued for the Series B Preferred Stock and if any of such Series B Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue, at the holder’s expense, in exchange and in substitution for and upon cancellation of the mutilated Series B Preferred Stock certificate, or in lieu of and substitution for the Series B Preferred Stock certificate lost, stolen or destroyed, a new Series B Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Series B Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series B Preferred Stock certificate and indemnity, if requested, satisfactory to the Company and the Registrar (if other than the Company).

15. Registrar, Transfer Agent and Paying Agent. Each of the Registrar and the Paying Agent for the Series B Preferred Stock shall be selected by the Company in its sole discretion. Initially, the Registrar and Paying Agent for the Series B Preferred Stock shall be Computershare Inc. and its affiliate, Computershare Trust Company N.A.. The Company may appoint a successor to any one or more of such roles (and may remove any such successor in accordance with any agreement with such successor and appoint a new successor). Upon any such removal or appointment, the Company shall notify the holders of the Series B Preferred Stock thereof.

16. Withholding Taxes. All payments (or deemed payments) and distributions (or deemed distributions) on the shares of Series B Preferred Stock shall be subject to withholding and backup withholding of tax to the extent required by law, and such amounts withheld, if any, shall be treated as received by the holders of Series B Preferred Stock. In the event the Company previously remitted any amounts to a governmental authority with respect to any taxes required to be deducted or withheld in respect of any payment or distribution (or deemed payment or distribution) with respect to a share of Series B Preferred Stock, the Company shall be entitled to offset any such amounts against any amounts otherwise payable in respect of such share of Series B Preferred Stock.

17. Equity Treatment Under GAAP. The terms set forth in these Articles of Designation are intended to result in the treatment of the Series B Preferred Stock as equity securities under generally accepted accounting principles (“GAAP”). By their ownership of shares of Series B Preferred Stock, the holders hereby agree to the treatment of the Series B Preferred Stock as equity securities under GAAP.

18. Board Approval. These Articles of Amendment have been adopted and approved pursuant to Section 607.1006 of the Florida Business Corporation Act. The resolutions approving the issuance of Series B Preferred Stock were adopted and approved by the Board on October 25, 2024, without shareholder action. Shareholder action was not required pursuant to Section 607.0602.

19. Certain Definitions. As used in these Articles of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. For purposes hereof, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Change of Control” means the occurrence of any of the following: (i) the sale, lease or transfer (whether by merger or otherwise) of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to any Person or Persons; or (ii) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of 50.0% or more of the total voting power of the Voting Stock of the Company. For purposes of this definition, any direct or indirect holding company of the Company shall not itself be considered a “Person” or “group” for purposes of clause (2) above; provided that no “Person” or “group” beneficially owns, directly or indirectly, more than 50.0% of the total voting power of the Voting Stock of such holding company.

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“Common Stock” means the Common Stock, par value $.01 per share, of the Company as presently constituted.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Listing Requirements” means the eligibility requirements for the listing (and continued listing) of the Series B Preferred Stock on the New York Stock Exchange.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company or other entity of any kind.

“Securities Act” means the Securities Act of 1933, as amended.

IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to be executed by its duly authorized officer.

Dated: October 25, 2024	ONITY GROUP, INC.

	By:	/s/ Joseph Samarias
	Name:	Joseph J. Samarias
	Title:	Chief Legal Officer

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